MassRoots Announces Closing of $1.2 Million Equity Financing

Capital will be used to Grow Point-of-Sale and Regulatory Compliance Market Share in Emerging Cannabis Markets, with a Focus on California

Denver, CO July 24, 2017 /PRNewswire/ -- MassRoots, Inc. (OTCQB:MSRT), one of the leading technology and compliance platforms for the cannabis industry, is pleased to announce it has closed a $1,217,000 private placement of common stock and warrants, as detailed in MassRoots’ Current Report on Form 8-K filed on July 24, 2017 with the U.S. Securities and Exchange Commission. MassRoots’ Chairman and only over 5% shareholder, Mr. Isaac Dietrich, participated in the offering along with several “accredited investors”, including family offices and high net worth individuals.

In July 2017, MassRoots acquired Odava, a leading point-of-sale and regulatory compliance platform for cannabis dispensaries. Odava's main integration to state regulators is through Franwell, Inc.'s METRC system, which was recently awarded the contract for California's cannabis regulatory reporting system. MassRoots expects this will enable Odava to enter the California market with minimal infrastructure changes. With more than 1,000 dispensaries expected to be subject to California state regulations for the first time, this presents a unique growth opportunity for MassRoots to on-board these dispensaries to the Odava system as well as its other product offerings.

“California is the largest regulated cannabis market in the country and while our platform is available in other states, our main priority is aggressively scaling our market share in the Golden State,” stated MassRoots’ Chief Executive Officer Mr. Isaac Dietrich. “The proceeds from this offering will help us take advantage of the opportunity created by our recent acquisition of Odava and the California regulatory contract being awarded to Franwell.”

For more information, please see MassRoots’ recent Corporate Overview Deck, Shareholder Update, and filings with the U.S. Securities and Exchange Commission.

About MassRoots

MassRoots, Inc. is one of the leading technology platforms for the regulated cannabis industry. Powered by more than one million registered users, the Company's mobile apps empower consumers to make educated cannabis purchasing decisions through community-driven reviews. Its compliance and point-of-sale system, Odava, enables cannabis-related businesses to streamline their retail operations and compliance reporting to state regulators. With a significant market share of medical cannabis patients in certain markets, more than 25,000 shareholders, equity financings and warrant exercises of more than $17 million since inception, the Company believes it is uniquely positioned to best serve the needs of the cannabis industry. For more information, please visit MassRoots.com/Investors and MassRoots, Inc.'s filings with the U.S. Securities and Exchange Commission.

Forward-looking Statements

Certain matters discussed in this announcement contain statements, estimates and projections about the growth of MassRoots, Inc.'s business, partnerships, new features, acquisitions, user growth and related business strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Factors or events that could cause our actual results to differ may emerge from time to time. MassRoots undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements. For more information, please refer to MassRoots, Inc.'s filings with the U.S. Securities and Exchange Commission.

Source: MassRoots, Inc.

For media only:

Isaac Dietrich

Isaac@MassRoots.com